Exhibit 99.1

Agricon Global Corporation

NEWS RELEASE 25 E. 200 South Lehi, Utah 84043	For Immediate Release, July 10, 2013

Agricon Global Corporation Announces the Addition of a Board Member

and the Addition of an Advisory Board Member

Lehi, Utah, July 10, 2013—Agricon Global Corporation (Agricon) (OTC BB: AGRC), announced today the election of Peter Opata as a new director. Mr. Opata joins James U. Jensen, Rene Mikkelsen, Soren Jonassen, and Robert Bench on the board, bringing the total number of directors to five. Agricon also announced that Mr. Allan Kronborg, will serve on Agricon’s Advisory Board and also as a business consultant to the Company.

Mr. Opata, age 45, graduated from the University of Ghana, Legon in 1996. He joined Lowe and Partners, a global network of agencies that build great brands, as an Advertising and Marketing Executive in March 1997.  He was responsible for global companies, including BMW, Barclays Bank, Unilever and Scancom, now MTN.   In September 1999, Mr. Opata moved to Denmark where he attended Aalborg University, and acquired a Masters Degree in Development Studies and International Relations. With a great desire to use the new knowledge acquired, he joined Ghana Foreign Service in October 2002.

Mr Opata‘s years in the Ghana Foreign Service has helped him acquire valuable diplomatic experience. He was a member of Ghana´s delegation to the COP 15 Climate summit in Copenhagen in 2009. He was also a member of Ghana´s delegation to the International Working Group (IWG) on the Ivory Coast Peace Process in Abidjan, Ivory Coast, 2006.  Peter Opata has lived in most of the ten regions of Ghana; he speaks English, French and four Ghanaian languages.

Mr. James U Jensen, Chairman said “We are pleased to have Mr. Opata join our board. His broad international experience and specifically his contacts and associations in Ghana, will benefit our company in many ways. His experience with international politics will also be a benefit as Agricon seeks to initiate and expands its global operations.”

Mr. Kronborg, age 51, was educated in mechanical and energy engineering. From 1986 through 1997 he served in various senior management positions in companies with international operations, and in 1997 formed his own healthcare company. He is an active entrepreneur with interests and experience in real estate and starting companies and running their operations in China, Czech Republic, Lithuania, Sweden, Norway, and Denmark. He has recently taken an interest in the business and growth opportunities in Ghana.

Mr. Robert Bench, President and Director said “We are pleased to have Mr. Kronborg join the Company; we welcome his wealth of international business operations and growth to Agricon’s operations and expansion efforts in Ghana. Allan will also support the Company in a business consulting role, as we seek to expand our operations in Ghana. Allan is very excited about the economic environment in Ghana and all of West Africa, he will assist us in finding existing companies for potential acquisition or joint venture efforts in Ghana.

About Agricon Global Corporation

Agricon is a development stage smaller reporting public company that recently acquired 3,200 hectares (8,000 acres) with an option to acquire an additional 3,200 hectares in Ghana, West Africa. Agricon will begin to develop the land to be used for cultivation and production of rotation crops such as maize (corn), rice, sunflower, soya and canola.

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments which may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Source:	Agricon Global Corporation
Contact: Robyn Farnsworth
+1-801-592-3000
robyn@agriconglobal.com
bbench@agriconglobal.com